Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | April 11, 2019 Hypothetical Payment at Maturity Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 3 years The S&P 500® Index (Bloomberg ticker: “SPX <Index>”), the EURO STOXX 50® Index (Bloomberg ticker: "SX5E <Index>"), and the MSCI Emerging Markets Index (Bloomberg ticker: "MXEF <Index>") 25.00% Buffer Percentage: Selected Structure Definitions If, on any annual Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Call Barrier Value, the notes will be automatically called for a cash payment per $1,000 principal amount note equal to the applicable Redemption Automatic Call: Price payable on the Call Settlement Date. on the notes after the Call Settlement Date. Call Valuation Date No further amounts will be payable Call Barrier Value Call Barrier: April 27, 2020 April 19, 2021 April 18, 2022 100.00% 100.00% 75.00% Call Barrier Value: With respect to each Reference Asset on any Call Valuation Date, an amount equal to (a) its Initial times (b) the Call Barrier applicable to such Call Valuation Date The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the final Call Settlement Date will be the Maturity Date With respect to a Call Valuation Date, an amount calculated as follows: Annual Call Premium × n where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated For every $1,000 principal amount note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs. $68.00 per $1,000 principal amount note (6.80% of the principal amount per note), to be determined on the Initial Valuation Date If the notes are not automatically called on any of the first two Call Valuation Dates, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: Call Settlement Date: Assuming an Automatic Call has not occurred Call Premium: CUSIP / ISIN: 06747MPB6 / US06747MPB62 Initial Value: The Closing Value of the Reference Assets on the Initial Valuation Date Redemption Price: Final Value: The Closing Value of the Reference Assets on the Final Valuation Date Annual Call Premium: Payment at Maturity: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: April 18, 2019 April 24, 2019 April 18, 2022 April 21, 2022  If the Reference Asset Return of the Least Performing Reference Asset is greater than or equal to its Call Barrier Value, the notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date If the Reference Asset Return of the Least Performing Reference Asset is less than Its Call Barrier Value, an amount calculated as follows: $1,000 + [$1,000 x (Reference Asset Return of the Least Performing Reference Asset + Buffer Percentage)]  If the notes are not automatically called prior to scheduled maturity, and if the Reference Asset Return The notes are not suitable for all investors. You should read carefully the of the Least Performing Reference Asset is less than its Call Barrier Value, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below ‐25.00%. You may lose up to 75.00% of the principal amount of your Notes at maturity. accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail‐in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated April 11, 2019 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Annual Buffered AutoCallable Notes

Fact Sheet | April 11, 2019 Summary Characteristics of the Notes Summary Risk Considerations   Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 2.00% of the principal amount of the notes, or up to $20.00 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment upon an Automatic Call or at maturity, under the terms of the notes. U.K. Bail‐In Power—Each holder of notes acknowledges, accepts, agrees to be   the Initial Valuation Date is expected to be between $941.20 and $961.20 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential Return Is Limited—You will receive a positive return only if either an bound by, and consents to the exercise of, any U.K. Bail‐in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail‐In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Assets is not  Automatic Call occurs or, if an Automatic Call does not occur, the Reference Asset Return of the Least Performing Reference Asset is greater than its Call Barrier Value. Any positive return that you would receive on the notes is limited to the applicable Call Premium, regardless of the appreciation of any Reference Asset, which may be significant. Potential Early Exit—If the notes are automatically called, you will not receive  an indication of the future performance of the Reference Assets over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   any additional payments on the notes, and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. Accordingly, the term of the Notes may be as short as approximately one year. the notes, including acting as calculation agent and as a market‐maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may  be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain.  You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747MPB6.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Annual Buffered AutoCallable Notes